                        [BANK OF SCOTLAND LETTERHEAD]


PRIVATE & CONFIDENTIAL
The Directors
Siteinput Limited
1 Thames Street
Windsor
Berkshire
SL4 1PL

Term Loan
                                                              6th November, 1995

The Bank is pleased to offer a facility to the undernoted Borrower on the following terms and conditions ("this Offer"):

1.          Main Financial Provisions

     1.1.   Name and Address of Borrower:

            Siteinput Limited
            1 Thames Street
            Windsor
            Berkshire
            SL4 1PL

     1.2.   Amount of the facility: (Pound)350,000( the "facility")

     1.3. Period of the facility: 60 months from the date of the drawing under the facility.

     1.4. An Arrangement Fee of (Pound)3,500 is payable on acceptance of this Offer and will be debited to the Servicing Account unless otherwise agreed.

     1.5. The Servicing Account is Account Number 00 with the Bank. The Borrower must ensure that at all times there are sufficient funds available in the Servicing Account to pay the capital and interest payments as and when they are due and payable under the facility.

     1.6. Interest will be calculated by the Bank on a day-to-day basis on the outstanding balance of the facility owing to the Bank. Interest accruing will be debited to the Servicing Account on the last business day of each month. The interest rate will be 2% per annum over the Bank's Base Rate, as fluctuating from time to time.

     1.7 The Bank's Base Rate at the date of this Offer is 6.75% per annum. Changes are notified in national newspapers and all the Bank's Branches.

     1.8.   The amount drawn under the facility must be repaid as follows:


            Number of repayments: Ten

            Amount of each repayment: (Pound)35,000

            Repayments will be debited to the Servicing Account at intervals of six months commencing six months after the date of the drawing under the facility.

2.   Use of Facility

     The facility may be used only for the funding of the acquisition of the shares of Effective Sales Personnel Limited.

3.   Early repayment of the Facility

     3.1. The facility may be repaid in whole or in part earlier than as specified in paragraph 1.8 of this Offer provided repayment takes place on the last business day of a calendar month and the Borrower shall:

            (a)   give at least 30 days' prior notice to the Bank;

            (b) at the time of early repayment, pay an additional amount equal to three months' interest (at the rate then applicable to the facility) on the amount of the early repayment; and

            (c) pay an administration fee to the Bank; the minimum such fee at the date of this Offer is (Pound)50.00.

     3.2. If only part of the facility is repaid early the Borrower shall ensure that the repayments required under this Offer shall continue to be paid until all sums due under this Offer have been paid.

     3.3.  Any sums repaid early may not be redrawn.

     3.4. Paragraphs 3.1 to 3.3 also apply where a Borrower is required to repay all or part of the facility early because an asset purchased by using the facility has been sold.

4.   Financial Information

     Throughout the period the facility is available (including any extension of the facility) the Borrower must provide the Bank with the following financial information relating to the Borrower and each of its subsidiaries:

           Annual financial statements, within 120 days after the end of the financial year to which they relate;

           Annual budget and cash flow projections, not less than one month before the start of the period to which they relate;

            Monthly management accounts, within one month after the end of the period to which they relate;

5.   Events of Default

     5.1. The Bank may declare that an event of default has occurred upon or at any time after the happening of any of the following events:

            (a) if the Borrower fails to pay any sum on the due date for payment under this Offer or any other sum due and payable to the Bank (unless the payment was not made due to a technical error in the transmission of funds beyond the control of the Borrower, and the payment is then made within two Business Days of the due date);

            (b) if the Borrower fails to comply with any other undertaking or obligation on its part contained in this Offer or in any security document and, if such failure is capable of remedy, such failure is not remedied to the satisfaction of the Bank within 14 days after the Bank has given written notice;

            (c) if the Borrower fails to pay any of its indebtedness on the due date or within any applicable grace period or following a demand for repayment;

            (d) if a petition is presented or an order is made or resolution is passed for the bankruptcy, sequestration, winding-up or administration of the Borrower or (in Scotland) the appointment of a judicial factor to the Borrower other than as a result of an action which can be reasonably proven to the Bank is of a frivolous or vexatious nature;

            (e) if any distress, execution, sequestration or other legal process is levied or enforced or sued out against any of the assets of the Borrower;

            (f) if any person takes possession of, or a receiver is appointed over, the whole or any part of the assets of the Borrower;

            (g) if the Borrower ceases or suspends payment of sums due or is unable to pay debts as they fall due or is deemed unable to pay sums due or is deemed apparently insolvent under insolvency legislation;

            (h) if any consent required to make any or all of the terms of this Offer or any security document legal, valid and binding, or to enable the Borrower to perform its obligations under this Offer or any security document, ceases to be in full force and effect unless such cessation is remedied to the satisfaction of the Bank within 14 days;

            (i) where the Borrower carries on a business if the Borrower shall cease or suspend all or a substantial part of its operations, otherwise as part of a reorganization approved in writing by the Bank, or shall enter into any unrelated business;

            (j) there occurs any other event or series of events whether related or not (including without limitation any material adverse change in the business, assets or financial condition of the Borrower) which the Bank may reasonably deem, and will notify the Borrower in writing of such, would be likely to be materially adverse (i) to the ability of the Borrower to perform its obligations under this Agreement or under the Security Documents or (ii) to the business, assets or financial condition of the Borrower as a whole, unless, in either case, the Borrower can remedy, to the Bank's satisfaction, the situation within 14 days of the Bank's notice to the Borrower;

            (k) if the Borrower is a limited company and control of the Borrower passes to any person without the Bank's prior consent;

            (l) if notice of withdrawal of any guarantee or security provided by any third party is served on the Bank or if a guarantor or provider of third party security (in the case of an individual) shall die, unless alternative security, acceptable to the Bank, is provided to the Bank; or if any of the events specified in clauses (a) to (k) inclusive above happen in regard to a guarantor or any subsidiary of the Borrower (unless alternative security, acceptable to the Bank, is provided to the Bank); or

            (m) if, in the Bank's opinion, at any time after the date of this Offer (i) a risk of the Bank incurring any environmental protection liability or cost becomes evident under or arising from any legislation (including delegated legislation), any consent made or given under any legislation, and any notice, order or correspondence related to such legislation or consent and having the force of law (a "Statutory Control") or as a result of its having taken security from the Borrower or its subsidiaries (if any) or any third party, (ii) the value of any assets of the Borrower or its subsidiaries (if any) is diminished by (or by any matter arising from) or as a consequence of any Statutory Control, or
                  (iii) the Borrower or its subsidiaries (if any) does not comply with the terms of any order, consent or authorisation under environmental protection legislation or any other environmental protection regulation affecting the conduct and continuance of its business, unless within 14 days of these occurring they are remedied to the satisfaction of the Bank.

     5.2. If the Bank declares that an event of default has occurred the Bank may at (or at any time after) the time of making the declaration:

            (a)   by notice in writing to the Borrower cancel the facility;
                  and/or

            (b) by notice in writing to the Borrower demand immediate payment of the sums outstanding (in which case the sums outstanding shall become immediately due and payable by the Borrower) or declare that the sums outstanding shall become due and payable on demand; and/or

            (c) elect that interest at the default rate (being 2% over the rate specified in this Offer) will apply in which case interest under the facility will become payable at that rate before or after any court decree or judgement; and/or

            (d) charge an administration fee to compensate it for the additional time spent in administering the facility.

6.   General Administrative Provisions

     6.1. The Bank can withdraw this Offer at any time prior to acceptance. However, unless it is withdrawn, this Offer is open for acceptance which must reach the Bank within one calendar month of the date of this Offer. If this Offer, duly signed, is not received by the Bank within that period then, unless the Bank agrees otherwise, this Offer shall lapse.

     6.2. If the facility remains undrawn three months from the date of this Offer (or such longer period as the Bank may agree) then it shall automatically cease to be available.

     6.3. A statement of the sums outstanding at any time and/or interest and/or charges due to the Bank at any time, duly certified by a Bank authorised official, shall (except where the Bank has made an obvious error) be final and conclusive.

     6.4. No delay by the Bank in exercising any right, power or privilege under this Offer shall prevent the Bank from exercising it at a later date and the Bank can exercise any of the powers conferred on more than one occasion.

     6.5. Unless the Bank otherwise agrees in this Offer, this Offer will be governed by the law of the country in which the branch of the Bank specified in this Offer is situated and the courts of that country will have jurisdiction in relation to any matter relating to this Offer.

     6.6. Any notice from the Bank shall be effectively given if sent by post to the Registered Office/place of business/residence of the addressee last known to the Bank. Any notice shall be deemed to have been given and received forty eight hours after being sent by first class post.

7.   Additional Conditions

     7.1    Conditions Precedent Documents and Evidence required as Conditions
            Precedent:

            (a) A copy, certified as a true, complete and up-to-date copy by a Director or the Secretary of each Group Company of the Certificate of Incorporation of the Borrower and each Group Company;

            (b) A copy, certified as a true copy by a Director or the Secretary of the Borrower and each relevant Group Company, of resolutions of the Board of Directors of the Borrower and each Group Company approving the Facilty and the giving of the Security to which the Borrower or such Group Company is a party and authorising certain of its officers to execute and deliver the form of acceptance of this Agreement and the Security (if appropriate) and to give all notices and take all other action required of the Borrower and each Group Company under the same;

            (c) A copy, certified as a true copy by a Director or Secretary of each relevant Group Company of resolutions of the Board of Directors of such Group Company confirming that the giving of financial assistance to the Borrower will cause no reduction in the net assets of such Group Company or, to the extent that there is a reduction, the assistance can be provided out of distributable profits and in determining whether there has been any reduction in net assets each such Board of Directors shall consider whether any liability is likely to be incurred in giving the

                  Security and also confirm that no borrowing limit of such Group Company will be exceeded by any borrowing under this Facility and/or any other facility made or to be made available by the Bank to such Group Company or any other Banking Documents or the execution of the Security and that the giving of the Security is in the commercial interest of such Group Company and each such Board of Directors shall state the reason for their conclusion;

            (d) Certified copies of the relevant shareholder's resolutions approving the financial assistance to be given by each relevant Group Company thereunder;

            (e) Certified copies of the statutory declaration of the Directors of each relevant Group Company and the report of the Auditors for the purposes of Section 156(4) of the Companies Act 1985 and a non-statutory report of the Auditors for the purposes of Section 155(2) of the Companies Act 1985 addressed to the Bank and such Group Company in the form required by the Bank;

            (f) Specimen signatures authenticated by a Director or the Secretary of each relevant Group Company of the persons authorised in the resolutions of the Boards of Directors referred to in 2. above;

            (g) A letter from the Borrower, signed by the Secretary of the Borrower, listing the Directors of each Group Company and confirming that those persons are all of its existing Directors;

            (h)   Evidence satisfactory to the Bank that:-

                  i. the Banking Documents have been completed and delivered in accordance with all their terms;

                  ii. all charges and securities (other than the Security) created over all or any of each Group Company's assets and undertaking and presently existing will be fully discharged on or before Drawdown.

            (i) Confirmation that insurance policies of the Group as required pursuant to the terms of the Security Documents are in terms satisfactory to the Bank and are in full force on Drawdown;

            (j) A certificate of a duly authorised officer of the Borrower confirming that at Drawdown the aggregate of the Borrowings of the Borrower (including borrowings under any Banking Documents) do not or, as the case may be would not, if fully drawn, exceed any borrowing limit contained in the Borrower's Memorandum and Articles of Association or in any trust deed or other agreement or instrument.

     7.2    Financial Covenants:

            During the period of the facility and thereafter while any sum remains owing to the Bank under this Offer the Borrower shall ensure that:

            (a)     Tangible Net Worth:
                    Tangible Net Worth shall not at any time be less than (Pound)350,000.

            (b)   Interest Cover for all Borrowings:
                  The ratio which EBIT for each 3 month period in the Borrower's financial year bears to Total Interest for that period shall not be less than 5:1.

            (c)   Net Debtor Cover:
                  The ratio which Trade Debtors bear to Borrowings due to the Bank shall not at any time be less than 1.75:1.

     7.3    Financial Definitions

            "Borrowings" means all obligations and liabilities in the nature of indebtedness (whether present or future, actual or contingent) including (a) money borrowed or raised and capitalised interest thereon (b) liabilities under any bond, note, debenture, loan stock or other instrument or security (c) liabilities in respect of acceptance or documentary credits or discounted instruments (d) liabilities in respect of the acquisition cost of assets or services to the extent payable on deferred payment terms (e) liabilities under guarantees or indemnities (except product warranties) (f) liabilities under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements;

            "GAAP" means generally accepted accounting practice in the United Kingdgom;

            "Group" means, at any time, each Borrower and its Subsidiaries, each Borrower's Holding Company and each such Holding Company's Subsidiaries. "Holding Company" and "Subsidiary" shall have the meanings given in s.736 of the Companies Act 1985; and "Group Company" shall be construed accordingly as any one of these;

            "Total Interest" means, in relation to any specified period, the aggregate amount of interest, commission and other recurrent financial expenses attributable to Borrowings of the Group charged or accrued for that period;

            "EBIT" means, in relation to any specified period, the earnings of the Group attributable to such period before deduction of taxation and interest with such adjustments as the Bank, acting reasonably, shall from time to time consider to be appropriate in the context of each Group Company's business and the facility;


            "Tangible Net Worth" means the aggregate of the amount from time to time paid up on the issued share capital of the Group's parent company and the amount standing to the credit of its consolidated capital and reserves including any share premium account or capital redemption reserve, but excluding any revaluation reserve, goodwill and/or intangible assets which have not been approved by the Bank but specifically including any goodwill arising from the acquisition of Effective Sales Personnel Limited) plus or minus the amount standing to the credit or debit of the consolidated profit and loss account of the Group all as shown in the latest annual audited financial statements or the latest management accounts approved by the Bank;

            "Trade Debtors" means debts due to each Group Company which arise out of and are due and owing in the ordinary course of business, which have not been outstanding for more than ninety days from the date of the applicable invoice (or such other period as may be agreed with the Bank) and which are not bad or doubtful or determined by the Bank to be bad or doubtful (and the Bank shall act reasonably in making such determination) but excluding (a) any debt owed by a Group Company,
            (b) any debt owed by any person who is also a creditor of a Group Company to the extent of the amount owed by that Group Company to that creditors and (c) any debt which has been assigned to or is held in trust for any third party or is subject to any factoring or invoice discounting or similar agreement, with such adjustments as the Bank, acting reasonably, shall from time to time consider to be appropriate in the context of each Group Company's business and the facility.

8.   Security

     The Borrower will grant or cause to be granted to the Bank security in a form acceptable to the Bank (which, unless otherwise stated below, must be first-ranking and cover not only the amounts owing to the Bank under this Offer but also all other sums due and to become due to the Bank) as follows:


      a) Debentures, in the Bank's standard format, constituting first fixed and floating charges over the assets of the Borrower and its subsidiaries, present and future ("the Group");

      b) Guarantees from each member of the Group in respect of all moneys and liabilities owing or incurred by each member of the Group to the Bank.



     Any security which may subsequently be held by the Bank shall be available to secure the amounts owing to the Bank under this Offer and all other sums due to the Bank, to the full extent that the terms of such security permit.


     A charge of (Pound)250 will be made to cover the Bank's security administration costs and will be debited on acceptance of this Offer.

9.   Time Limit for Acceptance of Offer

     To accept this Offer, the Borrower should please sign below where indicated, and the completed Offer should be returned to the Bank at the above address within one calendar month from the date of this Offer. A duplicate of this Offer is enclosed for the Borrower to keep.


/s/ (illegible)
-------------------------------------      Date of Offer: 6th November, 1995
For and on behalf of the Bank

We accept the above Offer.


Signed: /s/ (illegible)
        -----------------------------

-------------------------------------

-------------------------------------

For and on behalf of Siteinput Limited

Date:    8th November 1995
     --------------------------------

                       [LETTERHEAD OF BANK OF SCOTLAND]


The Directors
Milton Marketing Group Limited
(formerly known as Siteinput Limited)
1 Thames Street
Windsor
Berkshire
SL4 1PL

                                                              23rd July 1997

Dear Sirs

Supplemental Letter to a (Pound)350,000 Term Loan Facility

This letter is a first supplemental to the facility letter dated 6th November 1995 (the "Facility Letter") and made between Milton Marketing Group Limited (the "Borrower") and the Bank of Scotland (the "Bank") under the terms of which the Bank agreed to make available to the Borrower a secured term loan facility in an aggregate principal sum not exceeding (Pound)350,000 (the "Original Facility") in reliance on, the security as specified in the Facility Letter.

Whereas, the Borrower has requested and the Bank is willing to amend certain provisions of the Facility Letter (as hereinafter set out) upon and subject to the following terms and conditions:

1.   DEFINITIONS

     In this Letter, expressions and definitions used in the Facility Letter shall, unless otherwise defined herein or the context otherwise requires, have the same meanings herein and all references to Clauses shall be to Clauses in the Facility Letter.

2.   AMENDMENTS TO THE FACILITY LETTER

     Forthwith upon the satisfaction of the conditions set out in Clause 3 below the following amendments shall be made to the Facility Letter with effect as of and from the date of this Letter and the Facility Letter shall be read and construed accordingly:-

     (a) Clause 1.5 of the Facility Letter shall be amended by inserting the Account Number of Clause 1.5 into the first sentence;

     (b) Clauses 7.2 and 7.3 of the Facility Letter shall be deleted and replaced by the following new clauses 7.2 and 7.3 which shall read as follows:-

           "7.2 During the period of the facility and thereafter whilst any sum remains owing to the Bank under the Offer the Borrower shall ensure that:-


                  (i) Tangible Net Worth of the Group shall not at any time be less than (Pound)500,000;

                  (ii) The ratio of Trade Debtors to Borrowings due to the Bank shall not at any time be less than 1.75:1.0;

                  (iii) The ratio of EBIT to Bank Interest shall not be less than 5.0:1.0;

                  These covenants shall be measured at the end of each month with reference to montly management accounts and annual audited accounts except (iii) which shall be measured on a quarterly 12 month rolling basis."

           "7.3   Financial Definitions

                  "Borrowings" means all obligations and liability in the nature of indebtedness (whether present or future, actual or contingent) including (a) money borrowed or raised and capitalised interest thereon (b) liabilities under any bond, note, debenture, loan stock or other instrument or security
                  (c) liabilities in respect of acceptance or documentary credits or discounted instruments (d) liabilities in respect of the acquisition cost of assets or services to the extent payable on deferred payment terms (e) liabilities under guarantee or indemnities (except product warranties) (f) liabilities under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements;

                  "Group" means, at any time, each Borrower and its Subsidiaries, each Borrower's Holdings Company and each such Holding Company's Subsidiaries. "Holding Company" and "Subsidiary" shall have the meanings given in Section 736 of the Companies Act 1985; and "Group Company" shall be construed accordingly as any one of these;

                  "Bank Interest" means, in relation to any specified period, the aggregate amount of interest, commission and other recurrent financial expenses attributable to Borrowings of the Group from the Bank charged or accrued for that period;

                  "EBIT" means, in relation to any specified period, the earnings of the Group attributable to such period before deduction of taxation and interest with such adjustments as the Bank, acting reasonably, shall from time to time consider to be appropriate in the context of each Group Company's business and the facility;


                  "Tangible Net Worth" means the aggregate of the amount from time to time paid up on the issued share capital of the Group's parent company and the amount standing to the credit of its consolidated capital and reserves (including any share premium account or capital redemption reserve, but excluding any revaluation reserve, goodwill and/or intangible assets which have not been approved by the Bank) plus or minus the amount standing to the credit or debit of the consolidated profit and loss account of the Group all as shown in the latest annual audited financial statements or the latest management accounts approved by the Bank;

                  "Trade Debtors" means debts due to each Group Company which arise out of and are due and owing in the ordinary course of business, which have not been outstanding for more than ninety days from the date of the applicable invoice (or such other period as may be agreed with the Bank) and which are not bad or doubtful or determined by the Bank to be bad or doubtful (and the bank shall act reasonably in making such determination) but excluding (a) any debt owed by a Group Company, (b) any debt owed by any person who is also a creditor of a Group Company to the extent of the amount owed by that Group Company to that creditor and (c) any debt which has been assigned to or is held in trust for any third party or is subject to any factoring or invoice discounting or similar agreement, with such adjustments as the Bank, acting reasonably, shall from time to time consider to be appropriate in the context of each Group Company's business and the facility."

3.   CONDITIONS PRECEDENT

     The provisions of Clause 2 shall not come into force and effect until the Bank has received from the Borrower in form and substance satisfactory to the Bank, all of the following:-

     (i) a copy, certified by a Director or Secretary of the Borrower of minutes of the meeting of the Board of Directors of the Borrower at which valid resolutions were adopted approving this Letter and all other documents relating to this Letter and authorising a person or persons to sign and deliver this Letter and all other documents relating to this Letter on behalf of the Borrower, and to sign and deliver or despatch all notices, communications or documents to be given by the Borrower pursuant to or in connection with this letter; and

     (ii) the enclosed copy of this Letter together with the form of acceptance thereon duly signed on the Borrower's behalf by persons authorised to do so;


     (iii) such other documents or information as the Bank may reasonably require; and

4.   CONFIRMATION BY THE BORROWER

     The acceptance of this Letter shall be deemed for all purposes to constitute the Borrower's confirmation that (other than such matters in respect of which a deferral has been granted in writing by the Bank or agreed by the Bank in writing) no Event of Default and/or other event which, with the giving of notice and/or lapse of time would constitute an Event of Default, has occurred and is continuing or would result by reason of the execution and delivery of this Letter.

5.   SECURITY

     In consideration of the Bank agreeing to the amendments set out herein the Borrower irrevocably and unconditionally confirms and reaffirms that the benefit of the Security shall extend to and shall apply to all the obligations and liabilities of the Borrower under the Facility Letter as amended by this Letter and accordingly the Security shall, subject as aforesaid, be interpreted and construed as referring to the Facility Letter as amended by this Letter and the obligations of the Borrower thereunder shall not be deemed to have been discharged by the acceptance of this Letter. The Borrower undertakes to perform all its obligations under the Security and confirms that the Security remains in full force and effect and enforceable against it.

6.   INCORPORATION

     Upon the amendments hereby made coming into force, this letter shall be construed as one with the Facility Letter. Accordingly, the Facility Letter shall, where the context so requires, be read and construed throughout so as to incorporate such amendments. Save as otherwise provided herein the Facility Letter shall remain in full force and effect.

7.   FEES, EXPENSES AND TAXES

     (A) The Borrower will pay to the Bank, on demand, all reasonable costs and expenses incurred by the Bank in connection with the negotiation, preparation and execution of this letter (including but not limited to, the reasonable fees and expenses of legal advisers and any Value Added Tax). The Borrower shall also reimburse the Bank on demand for all charges and expenses incurred in connection with the enforcement of, or the preservation of any rights under this Letter and the legal charges (including, but not limited to, the reasonable fees and expenses of its legal advisers and any Value Added Tax).


     (B) The Borrower shall pay all documentary and other like duties and taxes, if any, to which this Letter or the security may be subject or give rise and shall indemnify the Bank against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties.

8.   GOVERNING LAW

     This Letter shall be governed by and construed in accordance with English law and the Borrower irrevocably submits and unconditionally submits to the non-exclusive jurisdiction of the English courts.

Please signify your acceptance of this Letter by returning the attached duplicate of this Letter, duly signed.

Yours faithfully,
Signed for and on behalf of
the Governor and Company of
the Bank of Scotland


/s/ K Hughes
-----------------------
K Hughes
Manager